Exhibit 99.1

Soluna Announces Monthly Business Update

ALBANY, NY, March 11, 2025 – Soluna Holdings, Inc. (“SHI” or the “Company”), (NASDAQ: SLNH), a developer of green data centers for intensive computing applications, including Bitcoin mining and AI, announced its February 2025 project site-level operations, developments, and updates.

The Company has provided the following Corporate and Site Updates.

Key Company Metrics:

The monthly metrics are now available here.

Corporate Highlights:

●	Soluna Announces Project Kati Successfully Exits ERCOT Planning Phase - Soluna’s new data center project is expected to unlock up to 166 MW of Bitcoin hosting and AI joint venture opportunities. Learn more here.

●	Soluna and Bit Digital Expand Partnership, Surpassing 12 MW in Hosting Capacity – The new 5.5 MW deal brings next-gen mining to Project Dorothy. Read more here.

●	Soluna Secures Up to 187 MW of Sustainable Energy for AI and Bitcoin Mining with Land Purchase Agreement for Project Rosa - The agreement secures 60 acres of land for project development. Learn more here.

●	CEO John Belizaire’s Fireside Chat with Water Tower Research is available to watch now. Sign up here to access the recording.

●	CEO John Belizaire joins Frontlines’ Category Visionaries Podcast to discuss Renewable Computing for AI. Listen to the conversation here.

●	New Episodes on Soluna’s Clean Integration Podcast - CEO John Belizaire hosts interviews with Soluna’s team and industry experts in a new limited series focused on AI, sustainability, and Soluna Cloud. Listen to the latest episodes here.

●	New Blogs - The Soluna team writes about financial modeling for Bitcoin mining, the Deepseek phenomenon, the untapped potential of renewables in high-performance computing, and more. Read our latest blogs here.

Key Project Updates:

Project Dorothy 1A (25 MW, Bitcoin Hosting) / Project Dorothy 1B (25 MW, Bitcoin Prop-Mining):

●	Site operations have responded well following the substation interconnection in January, with minimal curtailments as optimal weather conditions have persisted.

●	Project Dorothy 1A customer deployments are nearing conclusion with the remaining 2 MW of S21’s having been received and in the process of being deployed.

Project Dorothy 2 (48 MW Under Construction, Bitcoin Hosting):

●	Confirmation received from ERCOT that all requirements have been satisfied, and we are approved to energize the next 50 MW of Project Dorothy 2. The commissioning of Phase 1 has commenced.

●	Grid telemetry and network installation have successfully been completed in coordination with our utility partners.

●	Hosting customer contracts are in the process of being finalized, and coordination on deployment timing is underway.

●	Mechanical construction for Phase 2 has commenced.

Project Grace (2 MW at Dorothy 2 Under Development, AI Cloud/Hosting):

●	We completed a third-party engineering report confirming a Power Usage Effectiveness (PUE) of 1.13 and a Power Factor of 0.99.

Project Ada (1 MW, AI Cloud with HPE):

●	Atlas Cloud launched its new Deepseek offering on February 28, which is powered by 128 NVIDIA H100 SXM Infiniband GPUs with superior performance.

●	Our AI pipeline currently exceeds 1,800 NVIDIA H100 GPUs.

Project Sophie (25 MW, Bitcoin Hosting with Profit Share, AI Hosting):

●	The local utility completed the substation repair in mid-February ahead of schedule, and the site returned to 100% capacity.

●	We are in the process of completing a 2 MW customer deployment to upgrade our fleet.

Project Kati (166 MW Under Development, Bitcoin Hosting and AI):

●	The scope of work to complete Phase 1 (83 MW) of the substation upgrade is finalized, with the remaining above-ground electrical installation planned for April.

●	Procurement activities on long-lead equipment remain underway.

●	The construction bidding process for Phase 1 (83 MW) of Bitcoin Hosting has been launched.

Customer Success:

●	Soluna deployed S21 and S21+ for the first time to Project Dorothy through its partnership expansion with Bit Digital.

View Soluna’s recent AMA here.

View Soluna 2024 Earnings Power Presentation here.

Safe Harbor Statement

This announcement contains forward-looking statements. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements include all statements, other than statements of historical fact, regarding our current views and assumptions with respect to future events regarding our business and our expectations with respect to the completion of Project Kati, Project Dorothy and Project Rosa, and other statements that are predictive in nature. These forward-looking statements can be identified by terminology such as “will,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” “confident” and similar statements. Readers are cautioned that any forward-looking information provided by us or on our behalf is not a guarantee of future performance. Actual results may differ materially from those contained in these forward-looking statements as a result of various factors disclosed in our filings with the SEC, including the “Risk Factors” section of our Annual Report on Form 10-K filed with the SEC on April 1, 2024. All forward-looking statements speak only as of the date on which they are made, and we undertake no duty to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except to the extent required by law.

About Soluna Holdings, Inc (SLNH)

Soluna is on a mission to make renewable energy a global superpower using computing as a catalyst. The company designs, develops, and operates digital infrastructure that transforms surplus renewable energy into global computing resources. Soluna’s pioneering data centers are strategically co-located with wind, solar, or hydroelectric power plants to support high-performance computing applications including Bitcoin Mining, Generative AI, and other compute-intensive applications. Soluna’s proprietary software MaestroOS(™) helps energize a greener grid while delivering cost-effective and sustainable computing solutions, and superior returns. To learn more visit solunacomputing.com. Follow us on X (formerly Twitter) at @SolunaHoldings.

Contact Information

Cybele Ramirez

Director, Marketing

Soluna Holdings, Inc.

ir@soluna.io